Exhibit 99.2

News Release

CORPORATION

7140 Office Circle

P.O. Box 15600

Evansville, IN  47716-0600

Fax:      (812) 962-5400

FOR IMMEDIATE RELEASE

Accuride Corporation To Begin Trading on OTC Bulletin Board (“OTCBB”)

Stock Trades Under Symbol: AURD

EVANSVILLE, Ind. – Nov. 11, 2008 – Accuride Corporation (OTCBB: AURD), one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America, announced that on November 12, 2008, the Company’s stock will begin trading on the over-the-counter markets under the symbol AURD.

The Company’s stock previously traded on the New York Stock Exchange (“NYSE”) under the ticker symbol ACW.

The Company anticipates that its shares will be listed on the OTC Bulletin Board (OTCBB), and noted that it expected its shares will also be trading on the Pink Sheets market.  The OTCBB market is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over 3,000 companies.  This move to the OTCBB market does not affect the Company’s business operations and will not change its SEC reporting requirements.

Beginning November 12, 2008, quotes for Accuride common shares can be found at www.otcbb.com and www.pinksheets.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com

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